EXHIBIT 14(a)(1)(iv)
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[ERNST & YOUNG LLP]

                        o 1211 Avenue of the America       o Phone: 212 773 4900
                          New York, New York 10036           Fax: 212 773 4501


                        Report of Independent Accountants

We have examined management's assertion, included in the Report of Management on Compliance, that Clarion Partners LLC ("the Company") complied with all of the requirements of Section 3 of the Pooling and Servicing Agreement for the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 1998-XL1 ("the Agreement") for the period June 1, 1998 to December 31, 1998. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the requirements of Section 3 of the Agreement for the period June 1, 1998 to December 31, 1998, is fairly stated, in all material respects.

This report is intended solely for the information and use of the board of directors and management of the Company and should not be used for any other purpose. However, this report is a matter of public record and its distribution is not limited.


                                         /s/ Ernst & Young LLP

April 13, 1999

       Ernst & Young LLP is a member of Ernst & Young International, Ltd.


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                                 [CLARION LOGO]

                       Report of Management on Compliance

We as members of management of Clarion Partners, LLC (the Company) are responsible for complying with the requirements of Section 3 of the Pooling and Servicing Agreement for the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 1998-XL1 ("the Agreement"). We also are responsible for establishing and maintaining effective internal control over compliance with the requirements of Section 3 of the Agreement. We have performed an evaluation of the Company's compliance with the requirements of
Section 3 of the Agreement as of December 31, 1998 and for the period June 1, 1998 to December 31, 1998. Based on this evaluation, we assert that for the period June 1, 1998 to December 31, 1998, the Company complied with all of the requirements of Section 3 of the Agreement.

April 13, 1999                                 Clarion Partners, LLC,
                                               a New York limited liability
                                               company, its authorized agent


                                               By: /s/ Bruce G. Morrison
                                                  ----------------------------
                                                       Bruce G. Morrison
                                                       Authorized Person

                                CLARION PARTNERS
           335 MADISON AVENUE o NEW YORK, NY 10017 o TEL 212-683-2500
                           E-MAIL surname@clarionp.com


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